-------------------------------
                                  OMB APPROVAL
                          -------------------------------
                          OMB Number:           3235-0145
                           Expires: February 28, 2009
                                 Estimated average burden
                          hours per response ....... 14.5
                          -------------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. __4__)*

                                   Amdocs Ltd
       -------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
       -------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G02602103
       -------------------------------------------------------------------
                                 (CUSIP Number)


                                  February 28, 2009
       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |X| Rule 13d-1(b)

        |_| Rule 13d-1(c)

        |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         Persons who respond to the collection of information contained in this form are not required to respond unless the form
                 displays a currently valid OMB control number.



SEC 1745 (8-07)

CUSIP No.G02602103                13G


-----------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS

Thornburg Investment Management Inc.

-----------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (see instructions)
    (a)  [_]
    (b)  [_]

-----------------------------------------------------------------------------
3. SEC USE ONLY


-----------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

Santa Fe, New Mexico

-----------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           20,963,453
               --------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NA
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         20,963,453
               --------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            NA
-----------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    20,963,453

----------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (see instructions)
     [  ]

-----------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     10.30%

------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON* (see instructions) IA



------------------------------------------------------------------------------

CUSIP No.G02602103                 13G                  Page __ of __ Pages



----------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

Amdocs Ltd

-----------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

Suite 5, Tower Hill House, Le Bordage, St. Peter Port, Island of
Guernsey MO GY1 3QT
-----------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

Thornburg Investment Management Inc.

----------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

2300 North Ridgetop Road, Santa Fe, New Mexico 87506

------------------------------------------------------------------------------
Item 2(c).  Citizenship:

USA

------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

Common

------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:G02602103


------------------------------------------------------------------------------
Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

      (b)     [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e) [X] An investment adviser in accordance with Section 240.13d-1(b)(1) (ii)(E);

      (f)     [_] An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

      (g)     [_] A parent holding company or control person in accordance with
              Section 240.13d-1(b)(1)(ii)(G);

      (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)     [_] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.G02602103                 13G


-----------------------------------------------------------------------------
Item 4.  Ownership.

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 20,963,453

     (b) Percent of class: 10.30%

     (c) Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote 20,963,453


        (ii) Shared power to vote or to direct the vote NA,


        (iii) Sole power to dispose or to direct the disposition of 20,963,453


        (iv) Shared power to dispose or to direct the disposition of NA


------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.



--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.



------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.



------------------------------------------------------------------------------
Item 10. Certifications.

   (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

   (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   March 9, 2009
                                                        (Date)



                                                 Sophia Franco-Marquez
                                                      (Signature)



                                Sophia Franco-Marquez/Compliance Specialist
                                                (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).